                                                                    Exhibit 99.2

To list our class A common stock, the New York Stock Exchange (the "NYSE") is relying on information concerning Grupo Cinemex, S.A. de C.V.'s resources generated from operating activities for the year ended December 31, 2000. The consolidated financial statements of Grupo Cinemex, S.A. de C.V. for the years ended December 31, 2000 and 1999 are included as an exhibit to this registration statement for the sole purpose of satisfying the listing requirements of the NYSE.

Investors should not rely on these financial statements to provide any information relevant to an investment decision concerning our class A common stock. These financial statements were not intended for filing in a registration statement and are not in compliance with Regulation S-X. It should be noted that the Grupo Cinemex, S.A. de C.V. financial statements were prepared in conformity with accounting principles generally accepted in Mexico. If these financial statements were included in the prospectus portion of this registration statement, they would be required to be prepared in conformity with, or reconciled to, U.S. generally accepted accounting principles and Regulation S-X, and the related audit would be required to be conducted in accordance with auditing standards generally accepted in the United States.

Translation of a report originally issued in Spanish
(see Note 1 to the financial statements)

TO THE STOCKHOLDERS OF
GRUPO CINEMEX, S.A. DE C.V.,

We have audited the accompanying consolidated balance sheets of GRUPO CINEMEX, S.A. DE C.V. AND SUBSIDIARIES (all Mexican corporations) as of December 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Mexico, those standards require that the audit be planned and performed to obtain reasonable assurance about whether the financial statements are free of material misstatements and that they are prepared in conformity with generally accepted accounting principles in Mexico. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; an audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grupo Cinemex, S.A. de C.V. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations, their stockholders' equity, and the changes in their financial position for the years then ended in conformity with generally accepted accounting principles in Mexico.

Also, in our opinion, the translated amounts in the accompanying financial statements translated into U.S. dollars have been computed on the basis set forth in Note 3.

As explained in Note 1, the accompanying financial statements and this report have been translated from those issued in Spanish into the English language and are presented on the basis of accounting principles generally accepted in Mexico. The effects of the differences between the accounting principles generally accepted in Mexico and the accounting principles generally accepted in the countries in which the accompanying financial statements are to be used have not been quantified. Accordingly, the accompanying financial statements are not intended to present financial position, results of operations and changes in financial position in conformity with accounting principles generally accepted in the countries of users of the financial statements, other than Mexico.


ARTHUR ANDERSEN
Mexico City, Mexico
March 9, 2001





THIS IS A COPY OF A PREVIOUSLY ISSUED ARTHUR ANDERSEN REPORT AND THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN.

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Consolidated balance sheets as of December 31, 2000 and 1999
Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars

ASSETS

                                                  2000                            1999
                                       ---------------------------     ---------------------------
                                         Mexican           U.S.          Mexican           U.S.
                                          Pesos          Dollars          Pesos          Dollars
                                       -----------     -----------     -----------     -----------
CURRENT:
    Cash and marketable securities     $   278,181          28,948     $   171,369          16,558
    Accounts receivable                     48,093           5,005         112,754          10,894
    Inventories                             10,217           1,063           7,648             739
    Prepaid expenses                         8,637             898           3,289             318
    Land available for sale                 17,295           1,800              --              --
                                       -----------     -----------     -----------     -----------
        Total current assets               362,423          37,714         295,060          28,509


NOTES RECEIVABLE                            58,921           6,131          58,967           5,697


CREDITABLE VALUE-ADDED TAX                  11,292           1,175          10,887           1,052


FIXED ASSETS, NET                        1,345,527         140,016       1,110,845         107,331


INVESTMENT IN AFFILIATES                    11,138           1,159              --              --


LEASEHOLD RIGHTS, NET                      110,152          11,462         121,315          11,722


PREPAID RENT                                69,043           7,185          83,684           8,086


OTHER ASSETS, NET                           44,738           4,656          37,902           3,662
                                       -----------     -----------     -----------     -----------
                                       $ 2,013,234         209,498     $ 1,718,660         166,059
                                       ===========     ===========     ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                     2000                          1999
                                          --------------------------    --------------------------
                                            Mexican          U.S.         Mexican          U.S.
                                             Pesos         Dollars         Pesos         Dollars
                                          -----------    -----------    -----------    -----------
CURRENT:
    Suppliers                             $    32,358          3,367    $    41,812          4,040
    Accounts payable and accrued
        liabilities                            61,948          6,446         47,111          4,552
    Notes payable                             117,720         12,250         51,748          5,000
    Payable to stockholders                    97,000         10,094             --             --
    Deferred revenue                            9,451            983         10,298            995
    Advanced payments                           9,729          1,013         19,915          1,924
                                          -----------    -----------    -----------    -----------
           Total current liabilities          328,206         34,153        170,884         16,511

LONG-TERM DEFERRED REVENUE                     60,691          6,316         72,083          6,965


DEFERRED INCOME TAXES                          21,844          2,273          9,665            934

LONG-TERM NOTES PAYABLE                        22,075          2,297          2,029            196

LONG-TERM DEBT                                624,637         65,000        465,735         45,000
                                          -----------    -----------    -----------    -----------
           Total liabilities                1,057,453        110,039        720,396         69,606

STOCKHOLDERS' EQUITY:
    Capital stock-
        Nominal                               488,049         50,787        558,049         58,751
        Restatement                           375,859         39,112        376,615         31,558
                                          -----------    -----------    -----------    -----------
                                              863,908         89,899        934,664         90,309
    Accumulated earnings                       91,873          9,560         63,600          6,144
                                          -----------    -----------    -----------    -----------
           Total stockholders' equity         955,781         99,459        998,264         96,453
                                          -----------    -----------    -----------    -----------
                                          $ 2,013,234        209,498    $ 1,718,660        166,059
                                          ===========    ===========    ===========    ===========

The accompanying notes are an integral part of these consolidated balance sheets.

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Consolidated statements of income
For the years ended December 31, 2000 and 1999
Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars

                                                              2000                              1999
                                                  ----------------------------      ----------------------------
                                                    Mexican            U.S.           Mexican            U.S.
                                                     Pesos           Dollars           Pesos           Dollars
                                                  -----------      -----------      -----------      -----------
REVENUES:
    Gross box office                              $   675,157           68,377      $   509,015           46,967
    Copyrights and spectacle taxes                    (11,045)          (1,122)         (13,423)          (1,238)
                                                  -----------      -----------      -----------      -----------
           Net box office                             664,112           67,255          495,592           45,729

    Concession                                        338,358           34,287          243,204           22,460
    Screen advertising                                108,105           11,249           78,255            7,402
    Other revenues and Linea Cinemex                    7,880              614            6,896              636
                                                  -----------      -----------      -----------      -----------
           Total revenues                           1,118,455          113,405          823,947           76,227

COST OF SALES:
    Film rental                                       266,725           27,020          200,328           18,500
    Advertising                                        11,398            1,160            7,647              705
    Concession                                         94,319            9,562           68,210            6,298
                                                  -----------      -----------      -----------      -----------
                                                      372,442           37,742          276,185           25,503
                                                  -----------      -----------      -----------      -----------
           Gross operating income                     746,013           75,663          547,762           50,724

OPERATING EXPENSES:
    Theater payroll                                   114,085           11,309           70,878            6,559
    Occupancy expenses                                157,442           15,898          115,439           10,618
    Supplies and services                              99,828           10,421           67,268            6,228
                                                  -----------      -----------      -----------      -----------
                                                      371,355           37,628          253,585           23,405
                                                  -----------      -----------      -----------      -----------
           Operating income                           374,658           38,035          294,177           27,319

GENERAL AND ADMINISTRATIVE EXPENSES                    69,320            7,328           61,737            5,699
                                                  -----------      -----------      -----------      -----------
           Income before depreciation and
              amortization, comprehensive
              financial result and provisions         305,338           30,707          232,440           21,620

DEPRECIATION AND AMORTIZATION                         173,391           18,043          116,112           11,219
                                                  -----------      -----------      -----------      -----------
           Income before comprehensive
              financial result                          1,947           12,664          116,328           10,401

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Consolidated statements of income
For the years ended December 31, 2000 and 1999
Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars

                                                       2000                          1999
                                            --------------------------    --------------------------
                                              Mexican          U.S.         Mexican          U.S.
                                               Pesos         Dollars         Pesos         Dollars
                                            -----------    -----------    -----------    -----------
COMPREHENSIVE FINANCIAL RESULT, NET:
    Interest expense                             45,896          4,852         13,741          1,254
    Exchange gain                                (2,343)          (248)       (10,044)          (917)
    Gain from monetary position                 (34,199)        (3,615)       (16,033)        (1,463)
                                            -----------    -----------    -----------    -----------
                                                  9,354            989        (12,336)        (1,126)

OTHER INCOME, NET                               (15,436)        (1,632)       (12,408)        (1,194)
                                            -----------    -----------    -----------    -----------
           Income before provisions             138,029         13,307        141,072         12,721

PROVISION FOR:
    Income taxes                                 68,348          7,112         51,670          4,993
    Effect from tax consolidation                    --             --        (41,407)        (4,000)
    Deferred income taxes                        12,179          1,267          6,369            615
    Asset taxes                                       6              1            420             41
                                            -----------    -----------    -----------    -----------
                                                 80,533          8,380         17,052          1,649
                                            -----------    -----------    -----------    -----------
           Net income from continuing
              operations before equity in
              affiliated companies               57,496          4,927        124,020         11,072

EQUITY IN AFFILIATED COMPANIES                   (1,931)          (201)            --             --

LOSS FROM DISCONTINUED OPERATIONS                    --             --         13,997          1,286
                                            -----------    -----------    -----------    -----------
           Income before translation
              adjustment                         55,565          4,726        110,023          9,786

TRANSLATION ADJUSTMENT                               --          1,056             --            845
                                            -----------    -----------    -----------    -----------
           Net income for the year          $    55,565          5,782    $   110,023         10,631
                                            ===========    ===========    ===========    ===========

 The accompanying notes are an integral part of these consolidated statements.

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Consolidated statements of stockholders' equity
For the years ended December 31, 2000 and 1999
Expressed in thousands of Mexican pesos
With purchasing power as of December 31, 2000

                                                   Capital Stock          Accumulated       Total
                                            --------------------------     (Losses)      Stockholders'
                                              Nominal      Restatement     Earnings         Equity
                                            -----------    -----------    -----------    -------------

BALANCES AS OF DECEMBER 31, 1998            $   474,062    $   362,125    $   (43,127)    $   793,060

    Cumulative effect of deferred income
       taxes                                         --             --         (3,296)         (3,296)
                                            -----------    -----------    -----------     -----------
ADJUSTED BALANCES AS OF JANUARY 1, 1999         474,062        362,125        (46,423)        789,764

    Increase in capital stock                    83,987         14,490             --          98,477
    Net income for the year                          --             --        110,023         110,023
                                            -----------    -----------    -----------     -----------
BALANCES AS OF DECEMBER 31, 1999                558,049        376,615         63,600         998,264

    Decrease in capital stock and payment
       of dividends                             (70,000)          (756)       (27,292)        (98,048)
    Net income for the year                          --             --         55,565          55,565
                                            -----------    -----------    -----------     -----------
BALANCES AS OF DECEMBER 31, 2000            $   488,049    $   375,859    $    91,873     $   955,781
                                            ===========    ===========    ===========     ===========


  The accompanying notes are an integral part of these consolidated statements.

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Consolidated statements of stockholders' equity
For the years ended December 31, 2000 and 1999
Expressed in thousands of U.S. dollars



                                                                    Capital Stock              Accumulated        Total
                                                             ----------------------------       (Losses)       Stockholders'
                                                               Nominal        Restatement       Earnings          Equity
                                                             ----------       ----------       ----------       ----------
BALANCES AS OF DECEMBER 31, 1998                                 47,900           21,138           (3,564)          65,674

     Cumulative effect of deferred income taxes                      --               --             (318)            (318)
                                                             ----------       ----------       ----------       ----------
ADJUSTED BALANCES AS OF JANUARY 1, 1999                          47,900           21,138           (3,882)          65,156

     Translation adjustment                                       2,009            9,747             (605)          11,151
     Increase in capital stock                                    8,842              673               --            9,515
     Net income for the year                                         --               --           10,631           10,631
                                                             ----------       ----------       ----------       ----------
BALANCES AS OF DECEMBER 31, 1999                                 58,751           31,558            6,144           96,453

     Translation adjustment                                        (680)           7,633              474            7,427
     Decrease in capital stock and payment of dividends          (7,284)             (79)          (2,840)         (10,203)
     Net income for the year                                         --               --            5,782            5,782
                                                             ----------       ----------       ----------       ----------
BALANCES AS OF DECEMBER 31, 2000                                 50,787           39,112            9,560           99,459
                                                             ==========       ==========       ==========       ==========


 The accompanying notes are an integral part of these consolidated statements.

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Consolidated statements of changes in financial position
For the years ended December 31, 2000 and 1999
Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars


                                                                           2 0 0 0                           1 9 9 9
                                                                 ---------------------------       ---------------------------
                                                                   Mexican           U.S.            Mexican            U.S.
                                                                    Pesos           Dollars           Pesos           Dollars
                                                                 ----------       ----------       ----------       ----------
OPERATIONS:
Net income for the year                                          $   55,565            5,782       $  110,023           10,631
     Add (less)-
          Depreciation and amortization                             173,391           18,043          116,112           11,219
          Deferred revenue                                           (9,451)            (999)         (13,795)          (1,333)
          Deferred income taxes                                      12,179            1,267            6,369              615
          Equity in affiliated companies                              1,931              201               --               --
          Loss from discontinued operations                              --               --           13,997            1,286
                                                                 ----------       ----------       ----------       ----------
                                                                    233,615           24,294          232,706           22,418
     Net changes in working capital                                 165,103           17,182           10,664            1,030
                                                                 ----------       ----------       ----------       ----------
               Resources generated by operations                    398,718           41,476          243,370           23,448

FINANCING:
     Notes payable                                                   77,984            8,500               --               --
     Changes in financial debt in nominal terms                     192,196           20,000          206,994           20,000
     Decrease in financial debt due to inflationary effects
          and currency exchange                                     (33,294)          (3,465)         (44,046)          (4,256)
     Deferred revenue                                                (6,774)            (705)          82,380            7,960
     (Decrease) increase in capital stock and payment of
          dividends                                                 (98,048)         (10,203)          98,477            9,515
                                                                 ----------       ----------       ----------       ----------
               Net resources generated by financing                 132,064           14,127          343,805           33,219
                                                                 ----------       ----------       ----------       ----------
INVESTMENTS:
     Notes receivable                                                (4,113)            (428)         (46,162)          (4,460)
     Prepaid rent                                                      (500)             (52)         (35,478)          (3,428)
     Creditable value-added tax                                        (405)             (42)           5,441              526
     Fixed assets                                                  (121,456)         (12,639)        (353,554)         (34,161)
     Leasehold rights                                                  (201)             (21)           5,974              577
     Other assets                                                   (10,347)          (1,077)         (18,703)          (1,807)
     Purchase of subsidiaries                                      (273,879)         (28,500)              --               --
     Long term Investments                                          (13,069)          (1,360)              --               --
                                                                 ----------       ----------       ----------       ----------
               Net resources used in investments                   (423,970)         (44,119)        (442,482)         (42,753)
                                                                 ----------       ----------       ----------       ----------

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Consolidated statements of changes in financial position
For the years ended December 31, 2000 and 1999
Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars


                                                                           2 0 0 0                           1 9 9 9
                                                                 ---------------------------       ---------------------------
                                                                   Mexican           U.S.            Mexican           U.S.
                                                                    Pesos           Dollars           Pesos           Dollars
                                                                 ----------       ----------       ----------       ----------
TRANSLATION ADJUSTMENT                                                   --              906               --              441
               Increase in cash and marketable securities           106,812           12,390          144,693           14,355
               Cash and marketable securities at beginning
                   of year                                          171,369           16,558           26,676            2,203
                                                                 ----------       ----------       ----------       ----------
               Cash and marketable securities at end of year     $  278,181       $   28,948       $  171,369       $   16,558
                                                                 ==========       ==========       ==========       ==========



 The accompanying notes are an integral part of these consolidated statements.

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Notes to consolidated financial statements as of December 31, 2000 and 1999 Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars



1     EXPLANATION ADDED FOR TRANSLATION INTO ENGLISH:

The accompanying consolidated financial statements have been translated into English for use outside of Mexico. These consolidated financial statements are presented on the basis of accounting principles generally accepted in Mexico. Certain accounting practices applied by Grupo Cinemex, S.A. de C.V. and its subsidiaries ("CINEMEX") that conform with generally accepted accounting principles in Mexico may not conform with generally accepted accounting principles in the countries of use.

2     COMPANIES' ACTIVITIES AND SIGNIFICANT EVENTS:

CINEMEX is engaged in developing and operating movie theaters in Mexico. In 2000 and 1999, five and six movie theaters, began operations with 64 and 67 screens, respectively. As of December 31, 2000 and 1999, 312 and 254 screens were in operation, located in twenty-nine and twenty-four movie theaters, respectively.

As part of its expansion projects, during 2000, CINEMEX acquired the five multiple movie theater complexes operating under the "General Cinema" corporate name, for U.S.28,500, of which U.S.15,000 were paid at the time the agreement was executed and the difference was documented with promissory notes maturing in 2001 and 2002. Given that CINEMEX considered that some of the acquired assets were not totally aligned with its strategy, it decided to sell two of the complexes, which had no effects on results. The difference between the net movie theater purchase prices and their book value, which amounts to approximately $87,000, has been recorded under fixed assets, reducing leasehold improvements.

3     AMOUNTS IN U.S. DOLLARS:

CINEMEX maintains its accounting records in Mexican pesos and in conformity with the generally accepted accounting principles in Mexico. The balance sheet amounts have been translated into U.S. dollars by applying to the amounts originally reported in Mexican pesos the exchange rate effective at each year-end ($9.6098 and $9.4986 for 2000 and 1999, respectively). Beginning in 2000, with the objective that the amounts in U.S. dollars adhere more to the business' operating cycle, the statement of income amounts have been translated by applying the average monthly exchange rate to the amounts in Mexican pesos with purchasing power as of the month in which the results were generated, except for depreciation and amortization and the tax provisions that were converted at the exchange rate in effect at the corresponding year-end.

The translation adjustment is the difference between the translation of the balance sheet amounts at the exchange rate effective at each year end and the amounts of the statement of income in accordance with the above mentioned procedure. This effect is presented separately in the financial statements.

The amounts determined in U.S. dollars are presented only for informational purposes and do not intend to be in conformity with the generally accepted accounting principles in the United States of America.

4     INFORMATION BY SEGMENT:

As explained in Note 2, CINEMEX has increased operations during 2000 and 1999. The condensed movie theatre operation data by segment is as follows (in Mexican pesos):

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Notes to consolidated financial statements as of December 31, 2000 and 1999 Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars



                                                                           2 0 0 0
                                                -------------------------------------------------------------
                                                Movie Theatres  Movie Theatres
                                                     With            With
                                                   Full-year     Partial-year      Corporate
                                                  Operations      Operations      Operations         Total
                                                  ----------      ----------      ----------       ----------
Net revenues                                      $  959,823      $  158,772      $     (140)      $1,118,455
Cost of sales                                        313,344          59,098              --          372,442
Operating expenses                                   305,083          66,272              --          371,355
                                                  ----------      ----------      ----------       ----------
Operating income                                     341,396          33,402            (140)         374,658

Administrative expenses                                   --              --          69,320           69,320
Depreciation and amortization                        129,896          27,579          15,916          173,391
                                                  ----------      ----------      ----------       ----------
Income before comprehensive financial result      $  211,500      $    5,823      $  (85,376)      $  131,947
                                                  ==========      ==========      ==========       ==========

                                                                            1 9 9 9
                                                -------------------------------------------------------------
                                                Movie Theatres  Movie Theatres
                                                     with            with
                                                   Full-year     Partial-year      Corporate
                                                  Operations      Operations      Operations         Total
                                                  ----------      ----------      ----------       ----------
Net revenues                                      $  745,453      $   76,407      $    2,087       $  823,947
Cost of sales                                        251,006          25,179              --          276,185
Operating expenses                                   228,841          24,744              --          253,585
                                                  ----------      ----------      ----------       ----------
Operating income                                     265,606          26,484           2,087          294,177

Administrative expenses                                   --              --          61,737           61,737
Depreciation and amortization                         96,222          10,515           9,375          116,112
                                                  ----------      ----------      ----------       ----------
Income before comprehensive financial result      $  169,384      $   15,969      $  (69,025)      $  116,328
                                                  ==========      ==========      ==========       ==========

Administrative expenses are presented as corporate operations to simplify the analysis of the information by segment.

5     SIGNIFICANT ACCOUNTING POLICIES:

The accounting policies followed by CINEMEX are in conformity with generally accepted accounting principles in Mexico, which require that management make certain estimates and uses certain assumptions to determine the valuation of some of the items included in the financial statements, and to make the required disclosures therein. While the estimates and assumptions used may differ from their final effect, management believes that they were adequate under the circumstances.

The significant accounting policies are the following:

BASIS OF CONSOLIDATION-

The accompanying consolidated financial statements include the financial statements of Grupo Cinemex, S.A. de C.V. and those of forty one subsidiaries in which CINEMEX has administrative control.

All significant intercompany balances and transactions have been eliminated in consolidation.

The following subsidiaries were incorporated during 2000: Cinemex Tenayuca, S.A. de C.V., Cinemex Toluca II, S.A de C.V., Cinemex Jacarandas S.A. de C.V., Cinemex Polanco, S.A. de C.V., Cinemex el Risco, S.A. de C.V., Cinemex el Rosario, S.A. de C.V. and Ecinemex, S.A. de C.V.

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Notes to consolidated financial statements as of December 31, 2000 and 1999 Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars

RECOGNITION OF THE EFFECTS OF INFLATION IN THE FINANCIAL INFORMATION-

CINEMEX restates all of its financial statements in terms of the purchasing power of the Mexican peso as of the end of the latest period, thereby comprehensively recognizing the effects of inflation. Consequently, all financial statement amounts are comparable, both for the current and the prior year, since all are stated in terms of Mexican pesos of the same purchasing power. Accordingly, the financial statements of the prior year have been restated in terms of Mexican pesos of the latest period. The prior year's amounts presented differ from those originally reported in terms of Mexican pesos of the corresponding year.

For the years ended December 31, 2000 and 1999, the Mexican inflation rates were 8.9% and 12.3%, respectively.

MARKETABLE SECURITIES-

Marketable securities are primarily bank deposits and Mexican treasury bills, valued at market (cost plus accrued interest).

INVENTORIES-

Inventories are valued at the most recent acquisition costs, that due to their high turnover are similar to replacement costs, which do not exceed market value.

INVESTMENT IN AFFILIATED COMPANIES-

During 2000, the subsidiary Ecinemex, S.A. de C.V. acquired investments in two companies which are valued using the equity method.

The investment in the subsidiaries which were engaged in the presentation of theatrical works, have been totally reserved as of December 31, 1999.

FIXED ASSETS-

Are originally recorded at their acquisition or construction cost, which is restated using factors derived from the National Consumer Price Index (NCPI). Depreciation is calculated using the straight-line method based on these values, considering the assets' useful lives as determined by management.

Capitalizable projects include mainly legal fees, architectural and engineering studies also construction payroll beginning in 2000 which are incurred to develop the movie theaters and evaluate the project feasibility, which are restated through year-end using factors derived from the NCPI and amortized over a ten-year term, beginning on opening day.

CINEMEX capitalizes all project expenses at the time of opening its movie theater complexes. The amounts capitalized during 2000 and 1999 amounted to $3,755 and $7,103, respectively (391 and 686 USD).

LEASEHOLD RIGHTS-

Leasehold rights are represented by expenditures made to guarantee the lease of certain movie theaters, and they are restated through year-end based on factors derived from the NCPI from the date payments were made. They are amortized from the theater's opening day through the noncancellable lease term of the leasing agreement.

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Notes to consolidated financial statements as of December 31, 2000 and 1999 Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars



OTHER ASSETS-

Other assets include mainly organization expenses incurred in establishing CINEMEX, as well as software licenses that are recorded at acquisition cost, restated with factors derived from the NCPI and that are being amortized over a twenty-year term.

The opening and launching expenses incurred upon the starting of operations of movie theater facilities will be amortized from the time the facility is opened through the end of the noncancellable lease term. The capitalization during 2000 and 1999 amounted to $2,434 and $6,736 (391 and 686 USD), respectively.

EMPLOYEE BENEFITS-

Under Mexican labor law, the subsidiary Serviuno, S.A. de C.V., which handles the CINEMEX employees is liable for severance payments to employees terminating under certain circumstances. As of December 31, 2000 and 1999, no reserve has been created for seniority premiums liability, since it is not significant due to the short average tenure of employees.

Severance indemnities to involuntarily terminated employees are charged to income of the year incurred.

INCOME TAXES-

Beginning in 1999, the Company records the deferred effect of income taxes, based on the cumulative and current year effect of the temporary items as of the balance sheet date as a long-term liability. The deferred effect of the year was represented by a long-term liability of $6,369 (615 USD) and the cumulative effect as of January 1, 1999 was $3,296 (318 USD).

DEFERRED REVENUE-

Deferred revenue is represented by revenues derived from exclusivity contracts.

STOCKHOLDERS' EQUITY RESTATEMENT-

Capital stock and accumulated earnings are restated using a factor derived from the NCPI, cumulative from the date of contribution or generation and is equivalent to the amount necessary to maintain the stockholders' equity in terms of its purchasing power.

REVENUE RECOGNITION-

Revenues are recognized at the time services are rendered.

RESTATEMENT OF REVENUES, COSTS AND EXPENSES-

Revenues, costs and expenses which are associated with a monetary item are restated from the month in which they arise through year-end based on factors derived from the NCPI. Cost and expenses associated with nonmonetary items are restated through year-end, as a function of the restatement of the nonmonetary item which is being consumed or sold.

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Notes to consolidated financial statements as of December 31, 2000 and 1999 Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars

COMPREHENSIVE FINANCIAL RESULT-

Includes all financial revenues and expenses, such as interest income and expense, exchange gains or losses and gain from monetary position which represent the effect of the purchasing power of monetary items caused by inflation, and is determined by applying to net monetary liabilities at the beginning of each month, the inflation factor derived from the NCPI.

Transactions in foreign currency are recorded at the exchange rate as of the date of the transaction and the assets and liabilities in foreign currency are adjusted to the exchange rate as of year-end, affecting income as a part of the comprehensive financial result.

STATEMENT OF CHANGES IN FINANCIAL POSITION-

Presents the changes in constant Mexican pesos, according to the financial position at prior year-end, restated to Mexican pesos of the current year-end.

COMPREHENSIVE INCOME-

Comprehensive income is equal to the net income for the year since there are no items that originate a gain or loss from holding nonmonetary assets.

6     FOREIGN CURRENCY POSITION:

As of December 31, the foreign currency denominated assets and liabilities are as follows:

                                                                        Thousands of U.S. Dollars
                                                                    ---------------------------------
                                                                        2000                    1999
                                                                    ---------               ---------
              Assets-
                  Current                                              26,624                  17,556
                  Long-term                                             6,131                   5,509
                                                                    ---------               ---------
                                                                       32,755                  23,065
                                                                    ---------               ---------
              Liabilities-
                  Current                                             (12,471)                 (6,556)
                  Long-term                                           (66,250)                (45,000)
                                                                    ---------               ---------
                                                                      (78,721)                (51,556)
                                                                    ---------               ---------
              Excess of liabilities denominated in
                  foreign currency                                    (45,966)                (28,491)
                                                                    ---------               ---------
              Equivalent in thousands of Mexican pesos              $(441,724)              $(273,793)
                                                                    =========               =========

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Notes to consolidated financial statements as of December 31, 2000 and 1999 Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars


As of December 31, 2000 and 1999 the exchange rate was $9.6098 and $9.4986 Mexican pesos per U.S. dollar, respectively.

CINEMEX's transactions in foreign currency mainly correspond to acquisition of exhibition equipment and interest expense.

As of March 9, 2001 the unaudited foreign exchange position was similar to year-end 2000 and the exchange rate is $9.6468 Mexican pesos per U.S. dollar.

7     ACCOUNTS RECEIVABLE:

                                            2 0 0 0                    1 9 9 9
                                   -----------------------       -----------------------
                                    Mexican          U.S.         Mexican          U.S.
                                     Pesos         Dollars         Pesos         Dollars
                                   --------       --------       --------       --------

Exclusivity contracts              $     --       $     --       $ 49,167          4,751
Accounts receivable                  14,785          1,539         24,178          2,336
Creditable value-added taxes         16,189          1,685         28,740          2,776
Refundable asset taxes                8,813            917          5,609            542
Refundable income taxes               8,306            864          5,060            489
                                   --------       --------       --------       --------
                                   $ 48,093          5,005       $112,754         10,894
                                   ========       ========       ========       ========

8     INVENTORIES:

                       2 0 0 0                      1 9 9 9
                 ---------------------       ---------------------
                 Mexican         U.S.        Mexican         U.S.
                  Pesos        Dollars        Pesos        Dollars
                 -------       -------       -------       -------

Concession       $ 6,784           706       $ 6,084           588
Supplies           3,433           357         1,564           151
                 -------       -------       -------       -------
                 $10,217         1,063       $ 7,648           739
                 =======       =======       =======       =======

9     NOTES RECEIVABLE:

The notes receivable from officers are documented with promissory notes in U.S. dollars and earn interest at an annual rate of 8%.

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Notes to consolidated financial statements as of December 31, 2000 and 1999 Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars

10    FIXED ASSETS:

                                                              2 0 0 0                                1 9 9 9
                                                  ------------------------------        ------------------------------
                                    (%)
                                Depreciation        Mexican              U.S.             Mexican              U.S.
                                   Rates             Pesos             Dollars             Pesos             Dollars
                               -------------      -----------        -----------        -----------        -----------
Leasehold improvements         5,6,7, & 10        $   946,635             98,507        $   672,534             64,981
Exhibition equipment               10                 728,935             75,853            594,394             57,431
Finished projects                  10                  29,579              3,078             25,825              2,495
Data processing and
    telecommunication
    equipment                    25 & 30               21,807              2,269             16,807              1,624
Furniture and fixture              10                   7,267                756              6,103                590
Transportation equipment           25                   6,198                645              5,957                576
Sundry equipment                   10                   3,872                403              2,864                276
Building                            5                   2,408                251              1,214                117
                                                  -----------        -----------        -----------        -----------
                                                    1,746,701            181,762          1,325,698            128,090

Accumulated depreciation
    and amortization                                 (429,123)           (44,655)          (227,590)           (21,990)
                                                  -----------        -----------        -----------        -----------
                                                    1,317,578            137,107          1,098,108            106,100

Projects-in-progress                                   17,860              1,859              7,069                683
Advances on equipment
    purchases                                           8,831                919              4,410                426
Land                                                    1,258                131              1,258                122
                                                  -----------        -----------        -----------        -----------
                                                  $ 1,345,527            140,016        $ 1,110,845            107,331
                                                  ===========        ===========        ===========        ===========

11    LEASEHOLD RIGHTS:

                                                              2 0 0 0                              1 9 9 9
                                                  ------------------------------        ------------------------------
                                                    Mexican              U.S.             Mexican              U.S.
                                                     Pesos             Dollars             Pesos             Dollars
                                                  -----------        -----------        -----------        -----------
Leasehold rights                                    $ 144,088            14,993          $ 143,852             13,899
Less - Accumulated
    amortization                                      (33,936)           (3,531)           (22,537)            (2,177)

                                                  -----------        -----------        -----------        -----------
                                                    $ 110,152            11,462          $ 121,315             11,722
                                                  ===========        ===========        ===========        ===========

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Notes to consolidated financial statements as of December 31, 2000 and 1999 Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars



12    PREPAID RENT:

Corresponds to the prepaid leases for Cinemex Mundo E, S.A. de C.V. and Cinemex WTC, S.A. de C.V.(before Cinemex Insurgentes, S.A. de C.V.) that are being amortized over the term of the lease contract (10 years in accordance with the respective clauses).

13    LONG-TERM NOTES PAYABLE:

As of December 31, 2000, include U.S. 1,250 of promissory notes payable to General Cinema International, Inc. and Fondo Optima, S.A. de C.V., in connection with the acquisition of the movie theater complexes referred to in Note 2, whose collateral comprises the shares representing the capital stock of the acquired subsidiaries.

As of December 31, 1999,correspond to a commercial loan contract for U.S. 5,000 granted by a supplier, which was paid in full on January 3, 2000.

14    TAX ENVIRONMENT:

INCOME AND ASSET TAX REGULATIONS-

CINEMEX is subject to income and asset taxes. Income tax is computed taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on restated asset values, which permit the deduction of current costs, and taxable income is increased or reduced by the effects of inflation on certain monetary assets and liabilities through the inflationary component, which is similar to the gain or loss on monetary position. Beginning in 1999, the income tax rate increased from 34% to 35%, with the obligation to pay this tax each year at a rate of 30% (transitorily 32%, in 1999) with the remainder payable upon distribution of earnings.

The asset tax is computed at an annual rate of 1.8% on the average of the majority of restated assets less certain liabilities, and the tax is paid only to the extent that it exceeds the income taxes of the period. Any required payment of asset taxes is creditable against the excess of income taxes over asset taxes of the following ten years. Additionally, income taxes paid in excess of asset tax for the preceding three years is creditable against current asset tax generated.

Beginning in 1996, CINEMEX is authorized to file its income and asset tax returns on a consolidated basis.

The subsidiary Serviuno, S.A. de C.V. is subject to employee profit sharing, which is determined based on taxable income which excludes the inflationary component and depreciation is calculated on historical values rather than restated values.

VALUE-ADDED TAX REGULATIONS (VAT)-

Until December 31, 1998, CINEMEX was subject to VAT only on certain activities; consequently creditable VAT could only be offset against payable VAT proportionately to revenues for the year subject to VAT.

CINEMEX's policy was to recognize non-creditable VAT directly under results for the year, except for the VAT incurred on the purchase of fixed assets, payment of lease rights and other assets, which was recorded as a portion of the relative acquisition cost. According to the VAT Law effective as of January 1, 1999, CINEMEX'S box office revenues are subject to a 15% tax. This allows the full crediting of the total VAT amounts paid to third parties on the purchase of assets or the rendering of services.

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Notes to consolidated financial statements as of December 31, 2000 and 1999 Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars


According to the applicable transitory provisions, CINEMEX is entitled to credit VAT amounts incurred on investments necessary to perform its activities before January 1, 1999. The amount to be credited was the amount resulting from multiplying the creditable VAT corresponding to the portion pending to be deducted from the investment times a factor of 0.66. Effective December 31, 1999, the taxes will be credited over a five-year term, that is, by deducting one-fifth per year. The creditable amount as of December 31, 2000, is $16,938 (1,762 USD) of which the long-term amount of $11,292 (1,175 USD) is presented separately.

TAX LOSS CARRYFORWARDS-

As of December 31, 2000, CINEMEX had the following tax loss carryforwards, which will be indexed for inflation through the year in which they are applied:

            Expiration Date    Amount
            ---------------   -------
                  2009        $ 5,326
                  2010         68,631
                              -------
                              $73,957
                              =======


DEFERRED INCOME TAXES-

The 2000 and 1999 deferred income tax effect is as follows:

                                     2000                             1999
                        --------------------------        --------------------------
                         Mexican            U.S.           Mexican           U.S.
                          Pesos           Dollars           Pesos           Dollars
                        --------         ---------        ---------        ---------
Inventories             $    867               90         $    674               65
Accounts receivable          591               62           (4,784)            (462)
Prepaid expenses           1,035              108           11,384            1,100
Fixed assets               3,230              336          (13,715)          (1,325)
Accounts payable
   and accrued
   liabilities            (4,426)            (461)          (5,804)            (561)

Deferred revenue         (12,270)          (1,277)          (9,788)            (946)
Amortization of
   tax loss
   carryforwards          23,152            2,409           28,402            2,744
                        --------         ---------        ---------        ---------
                        $ 12,179            1,267         $  6,369              615
                        ========         =========        =========        =========

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Notes to consolidated financial statements as of December 31, 2000 and 1999 Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars


The cumulative effect of deferred income taxes as of December 31, 2000 and 1999 is as follows:

                                   2000                              1999
                        --------------------------        --------------------------
                         Mexican            U.S.           Mexican            U.S.
                          Pesos           Dollars           Pesos           Dollars
                        ---------        ---------        ---------        ---------
Inventories             $  3,544              369         $  2,677              259
Accounts receivable       (5,722)            (595)          (6,314)            (610)
Prepaid expenses          26,217            2,728           25,182            2,433
Fixed assets              63,579            6,616           60,350            5,830
Accounts payable
and accrued
liabilities              (14,869)          (1,548)         (10,444)          (1,009)
Deferred revenue         (23,155)          (2,409)         (10,884)          (1,052)
Amortization of
tax loss
carryforwards            (27,750)          (2,888)         (50,902)          (4,917)

                        ---------        ---------        ---------        ---------
                        $ 21,844            2,273         $  9,665              934
                        =========        =========        =========        =========


SPECTACLE TAX-

Beginning with the modification to the VAT previously described, CINEMEX is not subject to pay spectacle tax.

15    LONG-TERM DEBT:

On December 22, 1999, the subsidiary Cadena Mexicana de Exhibicion, S.A. de C.V. (Cadena) entered into a syndicated loan contract with Bank Boston N. A., against which Cadena borrowed U.S. 45,000. These liabilities have maturities beginning on June 29, 2001 through December 20, 2002. Likewise, on this same date, loans contracted with Bank Boston N. A. and Morgan Guaranty Trust Company of New York for U.S. 30,000, plus the respective interest, were paid in full in advance of their due dates.

Cadena requested an increase in the syndicated loan granted by BankBoston N.A. in the amount of U.S. 20,000. In this respect, on June 30, 2000 a new loan agreement was formalized, according to which the principal was increased from U.S. 45,000 to U.S. 65,000. Maturities were also negotiated to begin on June 22, 2002 through December 22, 2003.

This loan bears interest at LIBOR plus 4% and is guaranteed by an irrevocable administration and guaranty trust, under which the shares of the twenty-nine subsidiaries that at that time were operating movie theatre complexes were pledged as collateral. The agreement also establishes restrictions and obligations for CINEMEX, which had been complied with at year-end.

16    STOCKHOLDERS' EQUITY:

During a General Extraordinary Stockholders' Meeting held on November 9, 2000, a $70,000 (at nominal value) capital reduction was agreed to, through the reimbursement of a portion of the book value per share, without canceling any shares. As well, a $27,000 (at nominal value) dividend payment to the shareholders was approved. These payments will be made beginning in March 2001.

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Notes to consolidated financial statements as of December 31, 2000 and 1999 Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars


As of December 31, 2000 capital stock is as folows:

                                                Amount of            Shares
                                                 Capital           Subscribed
                                                  Stock             and Paid
                                               -----------         -----------
Series "B-F"                                   $        50                 500
Series "B-1"                                        49,950             499,500
Series "B-2"                                        45,000             450,000
Series "B-3"                                        28,051             280,512
Series "B-4"                                       204,108           1,248,127
Series "B-6"                                        83,792             279,305
Series "B-8"                                            24             449,490
Series "B-9"                                        23,123              77,078
Series "B-10"                                      108,386             361,285
Series "P"                                          15,565             155,652
                                               -----------         -----------
Capital stock subscribed and paid                  558,049           3,801,449
Less- Capital reduction                            (70,000)               --
                                               -----------         -----------
                                                   488,049           3,801,449
Add- Unsubscribed portion of authorized
  capital stock                                    161,071             580,049
                                               -----------         -----------
        Authorized capital stock               $   649,120           4,381,498
                                               ===========         ===========


Series "B" shares have no par value, are of free subscription, and therefore may be acquired by Mexican or foreign individuals or companies and have voting rights. Series "B-F" shares represent the fixed capital stock. Series "B" represents the variable capital stock and will be followed by a number that identifies the sub-series issued.

Series "P" shares are preferred stock and represent variable capital stock, with a par value of one hundred Mexican pesos each, have limited voting rights and are of free subscription by Mexican or foreign individuals or companies. Preferred shares may be converted into common shares as elected by the holder. Preferred shares grant the holder the right to receive a cumulative preferred dividend equivalent to five percent annually computed as a percentage of the nominal value.

As of December 31, 2000, the preferred dividend payable was not significant. Therefore, no recording thereof was made in the financial statements, given most preferred shares are being converted into common shares and because payment of dividends is subject to the approval of the stockholders.

Beginning 1999, dividends paid to individuals or foreign residents are subject to income tax withholding at an effective rate ranging from 7.5% to 7.7%, depending on the year in which the earnings were generated. In addition, if earnings for which no corporate tax has been paid are distributed, the tax must be paid upon distribution of the dividends. Consequently, CINEMEX must keep a record of earnings subject to each tax rate.

Translation of financial statements originally issued in Spanish

Grupo Cinemex, S.A. de C.V. and Subsidiaries

Notes to consolidated financial statements as of December 31, 2000 and 1999 Expressed in thousands of Mexican pesos with purchasing power as of December 31, 2000 and in thousands of U.S. dollars


Capital reductions are subject to taxes on the excess of the reduction over the price-level adjusted paid-in capital, in accordance with the formula prescribed by the income tax law.

CINEMEX's annual net income is subject to the legal requirement that 5% thereof be transferred to a legal reserve each year, until such reserve equals 20% of CINEMEX'S capital stock. This reserve will not be subject to distribution among stockholders during the existence of CINEMEX, except in the form of a stock dividend.

17    DEPRECIATION AND AMORTIZATION:

                                   2000                            1999
                         ------------------------        ------------------------
                          Mexican           U.S.          Mexican          U.S.
                          Pesos           Dollars          Pesos          Dollars
                         --------        --------        --------        --------
Depreciation-
  Exhibition
   equipment             $ 61,532           6,403        $ 50,820           4,910
  Other equipment          27,556           2,867           6,749             652
                         --------        --------        --------        --------
                           89,088           9,270          57,569           5,562
                         --------        --------        --------        --------
Amortization-
  Leasehold
   improveements           57,322           5,965          38,151           3,686
  Projects                  2,713             282           2,275             220
  Leasehold rights         11,397           1,186           8,885             858
  Prepaid rent              8,794             915           6,697             648
  Other assets              4,077             425           2,535             245
                         --------        --------        --------        --------
                           84,303           8,773          58,543           5,657
                         --------        --------        --------        --------
                         $173,391          18,043        $116,112          11,219
                         ========        ========        ========        ========


18    COMMITMENTS:

      (a) In compliance with certain conditions established in the October 20, 2000 amendment to the trust contract executed on March 24, 1995 by Grupo Cinemex, S.A. de C.V. some members of the Company's management have already received the rights to 11.6% of the Company's capital stock. If additional condition established by the trust's Technical Committee are met, additional shares representing up to 3% of fully-diluted capital stock will be delivered to those members of management. This will not represent an increase in capital stock.

      (b) All the movie theaters are operating under lease contracts, which allow them to operate ten, fifteen, or twenty years from the opening date and with the option to renew the contracts for additional periods of twenty and forty years.


19    RECLASSIFICATIONS OF FINANCIAL STATEMENTS:

Certain amounts in the financial statements as of December 31, 1999 have been reclassified in order to conform to the presentation of the financial statements as of December 31, 2000.


12